                                                                   Exhibit 10.2

June 1, 2002



Michael T. Flavin, Ph.D.
Chief Executive Officer and Chairman
Advanced Life Sciences, Inc.
1005 Internationale Parkway
Woodridge, IL  60517

Dear Dr. Flavin:

We know that you have been Chief Executive Officer and Chairman of the Board of Advanced Life Sciences, Inc. (the "Company") since its incorporation on December 17, 1998. We also understand that, until August 1, 2002, you have chosen not to receive salary and/or benefits from Advanced Life Sciences, even though you have provided services to the Company on a regular basis since incorporation. In recognition of the fact that you have now joined the Company on a full-time basis, and that you desire to be compensated, we outline your employment agreement going forward in this letter (the "Agreement"):

DUTIES: During the Employment Term, you will serve as the Company's Chief Executive Officer and devote your full time and best efforts, talents, knowledge and experience to serving as the Company's Chief Executive Officer.

EMPLOYMENT TERM:    Your employment with the Company began December 17, 1998.
                    The term of this Agreement will begin on August 1, 2002 (the
                    "Effective Date"), and will continue thereafter until three years from the Effective Date and will be automatically extended for subsequent one (1) day periods for each day that passes after the Effective Date, unless sooner terminated by either party. The intent of the foregoing provision is that the Agreement becomes "evergreen" on the Effective Date so that on each passing day after the Effective Date the Employment Term automatically extends to a full three-year period.

ANNUAL SALARY:      $180,000 with a salary review annually at the anniversary
                    of your date
                    of hire, December 17, 1998, which was also the date of incorporation of Advanced Life Sciences, Inc. Payment of your salary will begin on August 1, 2002, and will be made according to payroll practices in effect for senior executive officers of the Company.

INCENTIVE BONUS:    1/2% commission on each equity financial deal you make
                    that brings cash into the Company. The 1/2% would be applied to the dollar amount of cash flow into the Company.
                    In the event of termination without cause, any financial deal you substantially contributed to making that closes within twelve months of your termination date will be eligible for this incentive bonus.

HEALTH INSURANCE:   Eligible for coverage on the first day of employment with
                    the Company. The Company currently pays 89% of monthly premiums for family coverage. Your portion of the premium is deducted from your biweekly paycheck on a pre-tax basis.

                    Currently, $10.00 Co-pay for PPO office visits; preventative care included; $200 deductible per person and $600 per family. Maximum out-of-pocket expenses for family coverage in the PPO network is $4,350. Maximum out-of-pocket expenses for NON-PPO for family coverage is $5,250.

                    Currently, prescription drug cards are issued with the medical insurance, which have a $10.00 co-pay for generic and $15 co-pay for brand name drugs.

LIFE INSURANCE:     Eligible on the first day of employment. $50,000 group term insurance for the employee through The Guardian. (The
                    Company currently pays the premium.)

ACCIDENTAL DEATH/
DISMEMBERMENT
INSURANCE:          Eligible on the first day of employment. $50,000 group
                    insurance through The Guardian. (The Company currently pays the premium.)

                    COVERAGE UNDER THE ABOVE INSURANCE policies IS BASED ON APPROVAL OF THE INSURABILITY OF THE EMPLOYEE BY THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA.

DISABILITY
INSURANCE:          Short Term and Long Term Disability Insurance is available at the Company for all full time employees and hourly-employees who work no less than 30 hours per week.
                    Short Term Disability Insurance will provide an employee with 60% of his/her weekly salary up to a maximum of $500 per week, for up to 13 weeks in the event he/she is unable to work due to a non-work related accident or illness. If a person's disability continues past 90 days (13 weeks) Long Term
                    Disability Insurance will go into effect and provide 60% of his/her monthly salary, up to a maximum of $6,000 per month.
                    The Company pays the premium on this policy.

DENTAL INSURANCE:   Currently, 100% preventative care; 100% diagnostic; ($150
                    family deductible). One-year wait period for anything other than preventative or what is considered basic dental service is covered.

                    The Company currently pays 60% of the monthly premium and the employee pays 40% of the monthly premium. Your portion of the premium is deducted from your biweekly paycheck on a pre-tax basis.

VACATION:           25 vacation days annually, renewable each year on your
                    anniversary date, which is December 17.

HOLIDAYS:           8 paid holidays throughout the year.

EQUITY STAKE:       In connection with your employment, the Company will
                    include you in any future senior management stock option program and will award you non-qualified stock options to purchase common stock of the Company based on compensation benchmarks and performance under specific stock option plans.

                    The exercise price will be based on the Company's fair market value as of the date of the option award. Based on the most recent market appraisal by Willamette dated May 19, 1999, the per share price is $.625.

                    The option will vest pro rata monthly over 3 years from the date of a stock option program initiation. There will be 100% acceleration of vesting in the event of a Change in Control of the Company (as defined below).

401 (K) PLAN:       Eligible to participate on September 1, 2002. There is a
                    Company match of 50 cents for each dollar contribution up to 6% of income.

SEVERANCE BENEFITS: If the Company terminates your employment without Cause (as defined below), the Company will continue monthly base salary and employee benefit plan coverage (including medical, dental, life, AD&D, disability, and Company match to 401(k) for a period of 24 months. Any unused vacation days as of the date of termination will be paid in a lump sum at termination. Stock options will also be exercisable for 24 months following the termination date. Any bonuses earned as of the termination date will be paid in a lump sum at termination. Any outstanding notes payable to you will be repaid, along with the interest due, at termination. You will remain a member of the Board of Directors of the Company for as long as you are a shareholder. In the event that the Company cannot provide coverage under its existing employee benefit plans, the Company will provide similar coverage to you at its expense for the 24-month period. Termination includes demotion, pay and/or benefit cut, transfer against your wishes or decrease in responsibilities and/or authority.

                    If, within 24 months of a Change in Control of the Company, the Company terminates your employment without Cause, the Company will pay you a lump sum cash amount equal to two (2) years of your annual salary, and continue your employee benefit plan coverage (including medical, dental, life, AD&D, disability, and Company match to 401(k)) for a period of 24 months. Such lump sum payment shall be made within ten
                    (10) business days following your termination of employment. If you become entitled to severance payments and benefits under this paragraph, you will not also be entitled to severance payments and benefits under the preceding paragraph.

                    For purposes of this Agreement, a Change in Control of the Company means a transaction or series of transactions (including by way of merger, consolidation, sale of stock, recapitalization or otherwise) the result of which is that you no longer own, directly or indirectly (E.G., including any partnerships or trusts controlled by you), an equity interest in the Company that represents at least fifty percent (50%) of the Company's outstanding stock, or at least fifty percent (50%) of the equity interest of an entity that is a successor to the Company or owns substantially all of the Company's voting stock.

                    For purposes of this Agreement, "Cause" shall mean your: (i) fraud or embezzlement with respect to the Company; (ii) material violation of this Agreement; (iii) failure to adhere to any reasonable and lawful rule or directive of the Company's Board of Directors; or (iv) gross or willful neglect of duties. If the purported cause termination is one of the reasons set forth in (ii), (iii) or (iv) above, the Company must give you written notice specifying the purported cause and allow you 30 days to cure the purported cause.

MISCELLANEOUS:      The Company shall maintain you as an insured party on all
                    directors' and officers' insurance maintained by the Company on at least the same basis as other directors and officers of the Company and provide you with at least the same corporate indemnification as it provides to its other senior executive officers.

                    The Company may not assign this Agreement by without your written consent but the Company's obligations the under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. You may not assign this Agreement during your life, and upon your death, the Agreement will inure to the benefit of your heirs, legatees and legal representatives of your estate.

                    The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                    The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

                    The Company and you may amend this Agreement at any time by written agreement.

                    This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

Dr. Flavin, we look forward to continuing a long and productive working relationship with you and wish you every success in leading the Company forward. Please indicate your acceptance of the terms of this Agreement by signing and returning it to my attention. You may retain the enclosed copy for your files.

Best regards,

-----------------------------------
On Behalf of the Board of Directors
of Advanced Life Sciences

-------------------------------     ------------
Terry Osborn, Ph.D.                 Date

-------------------------------     ------------
Israel Rubinstein, M.D.             Date

-------------------------------     ------------
Rosalie Sagraves, Pharm.D.          Date

-------------------------------     ------------
Thomas Thornton                     Date

-------------------------------     ------------
Julius Vida, Ph.D.                  Date





Acknowledged and Agreed this ______day of ________________.


-----------------------------------
Michael T. Flavin, Ph.D.